EXHIBIT 99.1

FOR RELEASE June 25, 2014

UniPixel Achieves Roll-to-Roll Pilot Production of InTouch Sensors

Company to Hold Conference Call at 4:30 PM ET Today

THE WOODLANDS, Texas — June 25, 2014 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, has achieved roll-to-roll pilot production of its InTouch Sensors™, a projected capacitive, multi-touch sensor film.

Advancement Highlights
•	Achieved technical breakthrough in roll-to-roll plating process.
•	Transitioned from lab-based development to roll-to-roll pilot production.
•	Technical work streams now focused on ramping roll-to-roll manufacturing yields.

UniPixel has achieved a breakthrough in the roll-to-roll plating process, overcoming previously reported challenges through modification of hardware and chemistry configurations. The new process conditions have been successfully demonstrated in the roll-to-roll pilot production process, achieving a step-change improvement in plating fine-line conductive elements on its touch sensor film.

The company now has a fully-functional, roll-to-roll pilot production line comprised of a plating line at the company’s Texas facility, and printing, final testing and packaging at the Kodak facility, a state-of-the-art manufacturing and testing facility within the Eastman Business Park in Rochester, New York. UniPixel and Kodak have begun conducting roll-to-roll pilot manufacturing and yield studies on the overall process, as well as technology transfer of the modified process to production plating assets in the Kodak facility.

“Since our last quarterly report in May, our teams have made tremendous progress in further advancing our roll-to-roll printing manufacturing process, finalizing the ink and substrate, and resolving the major roll-to-roll plating technical challenges,” said Jeff Hawthorne, president and CEO of UniPixel. “Having achieved roll-to-roll pilot production capability, we are now focused on ramping overall product yields, as well as utilizing the pilot line to scale hardware, processes and manufacturing procedures, and to validate product quality criteria for volume production.”

To reduce development complexity and speed the time-to-market of UniPixel’s first InTouch Sensors Powered by Kodak product, UniPixel and Kodak technical work streams have been primarily focused on an initial development project for the tablet market and working closely with a certain tablet manufacturer. According to DisplaySearch, the tablet sensor segment is growing at 9% CAGR to 448 million units shipped annually by 2018.

UniPixel continues to make progress on the newly established product and technology development roadmap that next addresses the larger form factor, all-in-one PC market. The company is running concurrent development projects to support release of an all-in-one touch sensor product.

In addition to making progress with its roll-to-roll touch sensor manufacturing process, the company has advanced its Diamond Guard™ hard-coat resin technology. UniPixel has successfully coated PET film with Diamond Guard hard-coat resin at a pilot production coating facility using production-length film coating trial runs. The company continues to work to scale resin and coating technology to a full production quality, film product. Diamond Guard’s pilot coating ranges from 4H to 6H hardness levels, as compared to most hard coat alternatives that range from 2H to 3H. The Diamond Guard coating performance attributes have generated attention from a number of coaters who are interested in working with the company.

The company plans to provide an update on the progress towards achieving volume touch sensor production in the second half of 2014 during the upcoming second quarter earnings call in early August.

Conference Call
UniPixel management will host a conference call later today to discuss its operational progress.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Wednesday, June 25, 2014
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=109522

To participate in the conference call via telephone, dial 1-719-457-2617 and provide the conference name or conference ID 9530358. Please call the conference telephone number five minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through July 25, 2014, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 9530358.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) delivers Performance Engineered Films to the Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the companies’ respective Annual Report on Form 10-K for the year ended December 31, 2013. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the companies’ respective Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com